FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES FIRST QUARTER RESULTS

Edgewood, NY – May 11, 2006 — CPI Aerostructures, Inc. ("CPI Aero") (AMEX: CVU) today announced operating results for the first quarter ended March 31, 2006.

First Quarter 2006 versus 2005:

•	Revenue was $5,030,193 compared to $6,245,102 million;

•	Gross margin was 19% compared to 29%;

•	Income before provision for income taxes was $116,894 compared to $932,656;

•	Net income was $68,894 or $0.01 per diluted share compared with $578,656 or $0.09 per diluted share.

Edward J. Fred, CPI Aero's President & CEO, stated, "As previously forecast, revenue was approximately $5 million for the current first quarter. Gross profit percentage continues to be below our normal rate because factory overhead and labor costs have remained essentially the same with a lower level of revenue for the first quarter compared to the same period in the prior year. As previously reported, we have maintained our factory overhead and labor cost structure in anticipation of releases on contracts that we have already been awarded, including the C-5 TOP contract, as well as additional awards on some of our major outstanding bids. If these events are not forthcoming, we expect that we will need to reduce our expenses in future periods."

He went on to say, "New orders for 2006 through April 30th, including new releases on previously awarded contracts, totaled $6.9 million as compared to $3.2 million for the same timeframe in 2005. We have approximately $360 million in outstanding bids, including unawarded bids from 2005, which represent approximately 40% of the total 2005 solicitations.

Mr. Fred concluded, "CPI Aero's results were as anticipated, given the general slowdown in the award process over the last two years. But with the large dollar amount and number of unawarded solicitations, we remain optimistic that we are well positioned to resume a higher level of production and performance on larger releases should they be awarded. In the absence of any major awards with deliveries slated for 2006, we are continue to project that 2006 revenue will be approximately $25 million, resulting in net income of approximately $2 million."

(more)

CPI Aero News Release May 11, 2006	Page 2

CONFERENCE CALL

CPI Aero's President and CEO, Edward Fred, and CFO, Vincent Palazzolo, will host a conference call today, May 11, 2006 at 11:00 am EDT to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 706-679-3079. Please call in 10 minutes before the scheduled time and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.cpiaero.com and click on the "Investor Relations" section, then click on "Events". Please access the website 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days.

Founded in 1980, CPI Aero is engaged in the contract production of structural aircraft parts principally for the U.S. Air Force and other branches of the armed forces. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, the E-3 Sentry AWACS jet and the MH-60S mine countermeasure helicopter.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-KSB for the year ended December 31, 2005.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Linda Latman (212) 836-9609
(631) 586-5200	www.theequitygroup.com
www.cpiaero.com
(See Accompanying Tables)

CPI Aero News Release May 11, 2006	Page 3

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenue	$5,030,193	$6,245,102
Income before provision for income taxes	116,894	932,656
Provision for income taxes	48,000	354,000
Net income	68,894	578,656
Income per common share:
Basic	$0.01	$0.11
Diluted	$0.01	$0.09
Shares used in computing income per common share:
Basic	5,445,475	5,417,300
Diluted	6,126,967	6,167,995

	Unaudited	Audited
BALANCE SHEET HIGHLIGHTS	3/31/06	12/31/05
Cash	$522,639	$877,182
Total current assets	30,677,073	31,458,345
Total Assets	31,858,476	32,687,784
Total current liabilities	4,417,730	5,428,429
Working capital	26,259,343	26,029,916
Current portion of long-term debt	75,398	87,617
Long-term debt, net of current portion	25,899	42,188
Total Shareholders' Equity	27,349,039	27,162,272
Total Liabilities and Shareholders' Equity	$31,858,476	$32,687,784